Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bridge Bancorp, Inc. of our report dated March 11, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2019, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

New York, New York

October 14, 2020